Corporate Trust Services
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Wells Fargo Bank, N.A.

March 13, 2007

LaSalle Bank National Association

135 South LaSalle Street, Suite 1625

Chicago, Illinois 60603

Attention: Global Securities and Trust Services—Citigroup Commercial Mortgage Trust, Series 2006-C5

RE: Annual Statement As To Compliance for Citigroup Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2006-C5

Per Section 3.13 of the Pooling and Servicing Agreement, dated as of November 1st, 2006, the undersigned Officer of Wells Fargo Bank, N.A. [Trustee] hereby certifies the following for the 2006 calendar year that:

(i)  a review of the activities of the Trustee, the Certificate Administrator, each Master Servicer, the Special Servicer or such Additional Item 1123 Servicer, as the case may be, during the preceding calendar year (or, if applicable, the portion of such year during which the Certificates were outstanding) and of its performance under this Agreement (or, in the case of an Additional Item 1123 Servicer, under the applicable Sub-Servicing Agreement or primary servicing agreement) has been made under such officer's supervision, and

(ii) to the best of such officer's knowledge, based on such review, the Trustee, the Certificate Administrator, each Master Servicer, the Special Servicer or such Additional Item 1123 Servicer, as the case may be, has fulfilled all of its obligations under this Agreement (or, in the case of an Additional Item 1123 Servicer, under the applicable Sub-Servicing Agreement or primary servicing agreement) in all material respects throughout such year (or, if applicable, the portion of such year during which the Certificates were outstanding) or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status thereof.

Certified By:	Certified By:

/s/ Judith J. Rishel	/s/ Gordon Johnson
Judith J. Rishel
Vice President